Exhibit 3.1

UDR, INC.

ARTICLES OF AMENDMENT

UDR, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation (the “Charter”) is hereby amended as follows:

Section 8.1 of the Charter is hereby deleted in its entirety and replaced with:

Section 8.1   “[Reserved]”.

SECOND: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors of the Corporation and by the affirmative vote of the holders of a majority of the shares of the Corporation then outstanding and entitled to vote thereon.

THIRD: The undersigned Vice President of the Corporation and the undersigned Senior Executive Vice President and Secretary of the Corporation, acknowledge these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Vice President of the Corporation, and the undersigned Senior Executive Vice President and Secretary of the Corporation, acknowledge that to the best of their knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

IN WITHNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Senior Executive Vice President and Secretary on this 24th day of May, 2018.

UDR, INC., a Maryland corporation

		By:	/s/ David G. Thatcher
David G. Thatcher,
Vice President

Attest:	May 24, 2018

By:	/s/ Warren L. Troupe
Warren L. Troupe
Senior Executive Vice President and
Secretary